EXHIBIT 99.1

VNUE RESTRUCTURES $857,000 OF CONVERTIBLE DEBT AND INTEREST
INTO PROMISSORY NOTE

TRANSACTION SIGNIFICANTLY IMPROVES COMPANY'S CAPITAL STRUCTURE

New York, September 27, 2021

VNUE, Inc. (OTC: "VNUE") announced today that its largest creditor, YLimit, LLC has agreed to restructure its existing 10% convertible note of $492,528 of principal and $364,629 in interest to an 8%, $857,157 non-convertible promissory note due and payable on September 30, 2022.

Zach Bair, Chairman and CEO stated,  “Agreeing to this transaction is another tremendous vote of confidence by YLimit, our largest and oldest investor.  On May 17, 2021, YLimit converted $963,000 of its debt to equity.  Now, they are agreeing to restructure their convertible note in a straight promissory note.  Although I have remained confident that Ylimit has had no intention of converting their debt and interest into what would have amounted to approximately 857,000,000 shares of our common stock, this restructure sends a definitive message to our shareholders and investors  that any perceived overhang of these shares from a potential convertible note conversion is now completely eliminated.  This puts the Company in a much better position for its continued quest to uplist to the OTCQB market.

Mr. Bair continued, “On December 31, 2020 we had convertible notes payable of $1,956,922, and a derivative liability of $3,156,582 on our balance sheet.  With this transaction, I am very pleased to report that we now have just $635,714 in convertible debt and our derivative liability is zero.”

About VNUE, Inc. (www.vnue.com)
VNUE, Inc., (OTC: VNUE) is a multi-faceted music technology company dedicated to monetizing the live music experience for artists, labels, writers, and publishers, with products such as its set.fm instant content distribution platform (www.set.fm), exclusive license partner and "instant live" pioneer DiscLive (www.disclive.net), and protecting the rights of artists and writers with the company's Soundstr music recognition technology (MRT) (www.soundstr.com).  The veteran entrepreneurs, artists and songwriters behind VNUE, led by music and tech entrepreneur and recording artist Zach Bair (www.zachbairmusic.com), are passionate about the future of their industry and ensuring that rights holders' value is not lost amid always-changing technology.  VNUE also holds a 4.99% stake in RockHouse Live International, a new live music venue & restaurant chain that was recently launched in Clearwater Beach Florida, and which is expanding globally, with new locations recently opened in Key West, FL, and Oxford, MS.

Safe Harbor

This press release may contain forward looking statements which are based on current expectations, forecasts, and assumptions that involve risks as well as uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected, including statements related to the amount and timing of expected revenues, statements related to our financial performance, expected income, distributions, and future growth for upcoming quarterly and annual periods.  These risks and uncertainties are further defined in filings and reports by the Company with the U.S. Securities and Exchange Commission (SEC). Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in our filings with the SEC. Among other matters, the Company may not be able to sustain growth or achieve profitability based upon many factors including but not limited to general stock market conditions. Reference is hereby made to cautionary statements set forth in the Company’s most recent SEC filings. We have incurred and will continue to incur significant expenses in our expansion of our existing as well as new service lines noting there is no assurance that we will generate enough revenues to offset those costs in both the near and long term. Additional service offerings may expose us to additional legal and regulatory costs and unknown exposure(s) based upon the various geopolitical locations we will be providing services in, the impact of which cannot be predicted at this time.